Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the second quarter of 2024.

Financial and Operational Highlights

•Mineral and royalty production for the second quarter of 2024 equaled 38.2 MBoe/d; total production, including working-interest volumes, was 40.4 MBoe/d for the quarter.
•Net income for the second quarter was $68.3 million, and Adjusted EBITDA for the quarter totaled $100.2 million.
•Distributable cash flow was $92.5 million for the second quarter.
•Black Stone announced a distribution of $0.375 per unit with respect to the second quarter of 2024. Distribution coverage for all units was 1.17x.
•No debt was outstanding at the end of the second quarter; as of August 2, 2024, total debt remained at zero with approximately $61 million of cash on hand.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer and President, commented, “As previously announced, the second quarter distribution is consistent with first quarter's distribution, with the strong foundation of our comprehensive commercial strategy and capital discipline ensuring our ability to focus on long-term decision making. Throughout the second quarter we continued to add strategic, targeted mineral and royalty interest acquisitions that further enhance our existing assets and provide a long runway for development in combination with our organic growth strategy.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 38.2 MBoe/d (74% natural gas) for the second quarter of 2024, compared to 38.1 MBoe/d for the first quarter of 2024 and 33.6 MBoe/d for the second quarter of 2023.

Working-interest production for the second quarter of 2024 was 2.2 MBoe/d, representing the same volume generated in the first quarter of 2024, and a decrease of 15% from the second quarter of 2023. The continued decline year over year in working-interest volumes is consistent with the Company’s decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 40.4 MBoe/d (94% mineral and royalty, 74% natural gas) for the second quarter of 2024, compared to 40.3 MBoe/d and 36.2 MBoe/d for the first quarter of 2024 and the second quarter of 2023, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $30.01 for the second quarter of 2024. This is a decrease of 3% from $30.87 per Boe in the first quarter of 2024 and a 4% decrease from $31.35 in the second quarter of 2023.

Black Stone reported oil and gas revenue of $110.4 million (67% oil and condensate) for the second quarter of 2024, a decrease of 3% from $113.2 million in the first quarter of 2024. Oil and gas revenue in the second quarter of 2023 was $103.2 million.

The Company reported a loss on commodity derivative instruments of $5.5 million for the second quarter of 2024, composed of a $11.8 million gain from realized settlements and a non-cash $17.4 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $11.3 million and a gain of $11.3 million on commodity derivative instruments for the first quarter of 2024 and the second quarter of 2023, respectively.

Lease bonus and other income was $4.8 million for the second quarter of 2024. Lease bonus and other income for the first quarter of 2024 and the second quarter of 2023 was $3.5 million and $2.5 million, respectively.

The Company reported net income of $68.3 million for the second quarter of 2024, compared to net income of $63.9 million in the preceding quarter. For the second quarter of 2023, the Company reported net income of $78.4 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2024 was $100.2 million, which compares to $104.1 million in the first quarter of 2024 and $109.2 million in the second quarter of 2023. Distributable cash flow for the second quarter of 2024 was $92.5 million. For the first quarter of 2024 and the second quarter of 2023, distributable cash flow was $96.4 million and $103.6 million, respectively.

Financial Position and Activities

As of June 30, 2024, Black Stone Minerals had $26.7 million in cash, with no amounts drawn under its credit facility. At the beginning of August, the Company had approximately $61 million in cash, and no debt was outstanding under the credit facility.

On April 25, 2024, Black Stone's borrowing base under the credit facility was reaffirmed, and total commitments under the credit facility were maintained at $375 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

Second Quarter 2024 Distributions

As previously announced, the Board approved a cash distribution of $0.375 for each common unit attributable to the second quarter of 2024. The quarterly distribution coverage ratio attributable to the second quarter of 2024 was approximately 1.17x. The distribution will be paid on August 16, 2024 to unitholders of record as of the close of business on August 9, 2024.

Activity Update

Rig Activity

As of June 30, 2024, Black Stone had 62 rigs operating across its acreage position, a decrease relative to the 78 rigs on the Company's acreage as of March 31, 2024, and lower than the 73 rigs operating on the Company's acreage as of June 30, 2023.

Shelby Trough Development Update

During the second quarter, Black Stone continued working with Aethon to firm-up future development plans in light of Aethon’s previously announced invocation of a “time-out” provision under the two Joint Exploration Agreements covering portions of the Company’s assets in San Augustine and Angelina counties in East Texas.

In April 2024, Aethon began curtailing production volumes on a small number of producing wells. Production rates attributable to those wells had been largely restored by the end of the second quarter. In addition, Aethon has turned eight of 10 wells with delayed initial production to sales and expects the remaining two wells to be turned to sales in the second half of 2024. These additions should continue to result in accretive development in the area with supportive long-term natural gas pricing.

Austin Chalk Update

Black Stone remains focused on full field development, which includes working with multiple operators on drilling and field optimization opportunities in the Brookeland Field to enhance production and increase reserves from the Austin Chalk formation.

Acquisition Activity

Black Stone’s commercial strategy since 2021 has been focused on attracting capital and securing drilling commitments on minerals already owned by the Company. Management made the decision to expand this growth strategy by adding to the Company’s mineral portfolio through strategic, targeted efforts primarily in the Gulf Coast region. In the second quarter of 2024 Black Stone acquired additional, primarily non-producing mineral and royalty interests totaling $26.5 million and since September 2023, the company has acquired a total of $65.1 million in mineral and royalty interests. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Company's existing positions.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2024 and 2025. The Company's hedge position as of August 2, 2024 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
3Q24	570	$71.45
4Q24	570	$71.45
1Q25	555	$71.22
2Q25	555	$71.22
3Q25	555	$71.22
4Q25	555	$71.22

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q24	10,580	$3.55
4Q24	10,580	$3.55
1Q25	9,000	$3.42
2Q25	9,100	$3.42
3Q25	11,040	$3.45
4Q25	11,040	$3.45

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2024, which is expected to be filed on or around August 6, 2024.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2024 on Tuesday, August 6, 2024 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 343-5419 for domestic participants and (203) 518-9731 for international participants, the conference ID for the call is BSMQ224. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Taylor DeWalch
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

REVENUE
Oil and condensate sales	$73,889	$61,551	$145,113	$122,460
Natural gas and natural gas liquids sales	36,493	41,619	78,504	99,042
Lease bonus and other income	4,789	2,527	8,337	6,502
Revenue from contracts with customers	115,171	105,697	231,954	228,004
Gain (loss) on commodity derivative instruments	(5,547)	11,303	(16,837)	63,574
TOTAL REVENUE	109,624	117,000	215,117	291,578
OPERATING (INCOME) EXPENSE
Lease operating expense	2,579	2,866	5,011	5,534
Production costs and ad valorem taxes	13,469	12,844	26,507	25,511
Exploration expense	14	4	17	8
Depreciation, depletion, and amortization	11,356	10,421	22,995	21,568
General and administrative	13,395	11,854	27,485	24,502
Accretion of asset retirement obligations	321	250	638	495
TOTAL OPERATING EXPENSE	41,134	38,239	82,653	77,618
INCOME (LOSS) FROM OPERATIONS	68,490	78,761	132,464	213,960
OTHER INCOME (EXPENSE)
Interest and investment income	462	373	1,132	530
Interest expense	(626)	(645)	(1,255)	(1,459)
Other income (expense)	(4)	(97)	(92)	(196)
TOTAL OTHER EXPENSE	(168)	(369)	(215)	(1,125)
NET INCOME (LOSS)	68,322	78,392	132,249	212,835
Distributions on Series B cumulative convertible preferred units	(7,366)	(5,250)	(14,733)	(10,500)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$60,956	$73,142	$117,516	$202,335
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	60,956	73,142	117,516	202,335
	$60,956	$73,142	$117,516	$202,335
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.29	$0.35	$0.56	$0.96
Per common unit (diluted)	$0.29	$0.35	$0.56	$0.95
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	210,703	209,967	210,679	209,954
Weighted average common units outstanding (diluted)	210,703	209,967	210,679	224,923

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	953	846	1,876	1,639
Natural gas (MMcf)[1]	16,350	14,670	32,820	31,121
Equivalents (MBoe)	3,678	3,291	7,346	6,826
Equivalents/day (MBoe)	40.4	36.2	40.4	37.7
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$77.53	$72.76	$77.35	$74.72
Natural gas ($/Mcf)[1]	2.23	2.84	2.39	3.18
Equivalents ($/Boe)	$30.01	$31.35	$30.44	$32.45
Revenue:
Oil and condensate sales	$73,889	$61,551	$145,113	$122,460
Natural gas and natural gas liquids sales[1]	36,493	41,619	78,504	99,042
Lease bonus and other income	4,789	2,527	8,337	6,502
Revenue from contracts with customers	115,171	105,697	231,954	228,004
Gain (loss) on commodity derivative instruments	(5,547)	11,303	(16,837)	63,574
Total revenue	$109,624	$117,000	$215,117	$291,578
Operating expenses:
Lease operating expense	$2,579	$2,866	$5,011	$5,534
Production costs and ad valorem taxes	13,469	12,844	26,507	25,511
Exploration expense	14	4	17	8
Depreciation, depletion, and amortization	11,356	10,421	22,995	21,568
General and administrative	13,395	11,854	27,485	24,502
Other expense:
Interest expense	626	645	1,255	1,459
Per Boe:
Lease operating expense (per working-interest Boe)	$12.55	$12.46	$12.39	$12.30
Production costs and ad valorem taxes	3.66	3.90	3.61	3.74
Depreciation, depletion, and amortization	3.09	3.17	3.13	3.16
General and administrative	3.64	3.60	3.74	3.59
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$68,322	$78,392	$132,249	$212,835
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	11,356	10,421	22,995	21,568
Interest expense	626	645	1,255	1,459
Income tax expense (benefit)	51	139	186	286
Accretion of asset retirement obligations	321	250	638	495
Equity–based compensation	2,205	2,517	4,588	4,635
Unrealized (gain) loss on commodity derivative instruments	17,366	16,881	42,453	(22,105)
Adjusted EBITDA	100,247	109,245	204,364	219,173
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(2)	(2)	(7)
Cash interest expense	(358)	(387)	(719)	(946)
Preferred unit distributions	(7,366)	(5,250)	(14,733)	(10,500)
Distributable cash flow	$92,522	$103,606	$188,910	$207,720

Total units outstanding[1]	210,689	209,986
Distributable cash flow per unit	$0.439	$0.493
1 The distribution attributable to the three months ended June 30, 2024 is estimated using 210,689,203 common units as of August 2, 2024; the exact amount of the distribution attributable to the three months ended June 30, 2024 will be determined based on units outstanding as of the record date of August 9, 2024. Distributions attributable to the three months ended June 30, 2023 were calculated using 209,986,210 common units as of the record date of August 11, 2023.